Exhibit 99

SILICON LABS TO PROMOTE KEY EXECUTIVES

— Company appoints President and Permanent CFO —

AUSTIN, Texas — May 23, 2013 — Silicon Labs (Nasdaq: SLAB), a leader in high-performance, analog-intensive, mixed-signal integrated circuits (ICs), today announced that the company’s interim CFO and board member, Bill Bock, will be returning to the management team on a permanent basis as president, reporting to chief executive officer, Tyson Tuttle. John Hollister, the company’s vice president of business development, will be promoted to senior vice president and CFO, replacing Mr. Bock in that role. The changes will be effective June 30.

Mr. Bock’s new responsibilities will include oversight of the company’s general and administrative organizations and support for the effective execution of the strategic initiatives underway designed to accelerate the company’s growth.

“I am thrilled to have Bill back on the management team and believe his track record and familiarity with our business will enable him to make an immediate and significant contribution as we focus on growing the business in a high-quality fashion,” said Tyson Tuttle, CEO of Silicon Labs. “We are also very pleased to have a company veteran of John’s caliber taking the CFO role. John’s depth in both finance and operations and his understanding of Silicon Labs’ business and culture will enable him to hit the ground running.  I look forward to working closely with John in this exciting stage in the company’s development.”

Mr. Bock joined Silicon Labs’ board of directors in 2000 and was appointed CFO in 2006. He retired from Silicon Labs’ management team in 2011, returning as interim CFO in early 2013.  Mr. Bock brings more than 30 years of experience spanning finance, operations and sales. Before joining Silicon Labs, he was president and chief executive officer of DAZEL Corporation. Prior to DAZEL, Mr. Bock served as executive vice president and chief operating officer of Tivoli Systems and CFO and senior vice president of sales of Convex Computer Corporation. He also spent nine years in various finance roles at Texas Instruments including vice president and controller of TI’s data systems group. Mr. Bock holds a bachelor’s degree in Computer Science from Iowa State University and a master’s degree in Industrial Administration from Carnegie Mellon University.

Mr. Hollister joined Silicon Labs in 2004 and rose rapidly through the finance organization to become director of finance, worldwide operations in 2005. In 2007, Mr. Hollister became managing director of the Asia operations team and was ultimately promoted to vice president of manufacturing and Asia operations where he served until 2012 when he relocated back to the US and became vice president of business development.  Mr. Hollister’s 20 years of professional experience include vice president of finance at Cicada Semiconductor, a private company, and various finance positions at Cirrus Logic, Veritas DGC, 3-D Geophysical and PricewaterhouseCoopers LLP. Mr. Hollister is a CPA and has a masters degree in Accounting and a bachelor’s degree in Business Administration from the University of Texas, Austin McCombs School of Business.

The company also promoted Lyn Herr, a Silicon Labs veteran of 15 years, to vice president of worldwide human resources.  Ms. Herr was most recently the senior director of the company’s human resources organization.

“I’d like to also congratulate Lyn on her well-deserved promotion,” Mr. Tuttle continued. “At Silicon Labs, people are our most valuable resource. Lyn’s long history with the company and depth across the HR functions make her the ideal leader to evolve the HR organization to meet the needs of the organization and maintain our very high bar for new talent as the company grows.”

Silicon Labs

Silicon Labs is an industry leader in the innovation of high-performance, analog-intensive, mixed-signal ICs. Developed by a world-class engineering team with unsurpassed expertise in mixed-signal design, Silicon Labs’ diverse portfolio of patented semiconductor solutions offers customers significant advantages in performance, size and power consumption. For more information about Silicon Labs, please visit www.silabs.com.

Cautionary Language

This press release contains forward-looking statements based on Silicon Labs’ current expectations. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan,” “project,” “will” and similar phrases as they relate to Silicon Labs are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of Silicon Labs and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are the following: risks that Silicon Labs may not be able to maintain its historical growth; quarterly fluctuations in revenues and operating results; volatile stock price volatility; average selling prices of products may decrease significantly and rapidly; difficulties developing new products that achieve market acceptance; dependence on a limited number of products and customers; intellectual property litigation risks; product liability risks; inventory-related risks; risks associated with acquisitions and divestitures; difficulties managing international activities; difficulties managing our distributors, manufacturers and subcontractors; risks that Silicon Labs may not be able to manage strains associated with its growth; credit risks associated with our accounts receivable; dependence on key personnel; geographic concentration of manufacturers, assemblers, test service providers and customers in Asia that subjects Silicon Labs’ business and results of operations to risks of natural disasters, epidemics, war and political unrest; debt-related risks; capital-raising risks; information technology risks; conflict mineral risks; the competitive and cyclical nature of the semiconductor industry and other factors that are detailed in the SEC filings of Silicon Laboratories Inc. Silicon Labs disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. References in this press release to Silicon Labs shall mean Silicon Laboratories Inc.

Note to editors: Silicon Laboratories, Silicon Labs and the Silicon Labs logo are trademarks of Silicon Laboratories Inc. All other product names noted herein may be trademarks of their respective holders.

CONTACT: Deborah Stapleton, +1 650.470.4200, Deb@stapleton.com

###